As filed with the Securities and Exchange Commission on December 18, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
____________________

CALAVO GROWERS, INC.

(Exact name of registrant as specified in its charter)

California	33-0945304
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2530 Red Hill Avenue
Santa Ana, California 92705-5542

(Address of principal executive offices, including zip code)

2001 Stock Option Plan for Directors
2001 Stock Purchase Plan for Officers and Employees

(Full titles of the plans)

Egidio Carbone, Jr.
2530 Red Hill Avenue
Santa Ana, California 92705-5542

(Name and address of agent for service)

(949) 223-1111

(Telephone number, including area code, of agent for service)

Copy to:
Marc Brown
Troy & Gould Professional Corporation
1801 Century Park East, 16th Floor
Los Angeles, CA 90067-2367
(310) 789-1269

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
		offering price	aggregate offering	Amount of
Title of securities to be registered	Amount to be registered(1)	per share (2)	price(2)	registration fee(2)

Common Stock, par value $0.001 per share	1,240,000	$5.00	$6,200,000	$1,482

Common Stock, par value $0.001 per share	500,000	4.50	2,250,000	538

Common Stock, par value $0.001 per share	3,260,000	2.18	7,106,800	1,699

Total	5,000,000		$15,556,800	$3,719

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the 2001 Stock Option Plan for Directors and the 2001 Stock Purchase Plan for Officers and Employees as a result of the anti-dilution adjustment provisions of the plans.
(2)	With respect to 1,240,000 shares to be offered under the 2001 Stock Option Plan for Directors for which the offering price is known and 500,000 shares to be offered under the 2001 Stock Purchase Plan for Officers and Employees for which the offering price is known, the registration fee was determined in accordance with Rule 457(h) under the Securities Act of 1933. With respect to the remaining 3,260,000 shares of common stock that are issuable under these two plans and for which the offering price is not known, the proposed maximum offering price per share, the maximum aggregate offering price and the registration fee were determined in accordance with Rule 457(h) under the Securities Act of 1933 based upon the book value as of September 30, 2001 of the shares of the common stock of Calavo Growers, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 of the General Rules and Regulations under the Securities Act of 1933 (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents have been filed by Calavo Growers, Inc., a California corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), and are incorporated by reference in this Registration Statement:

1.	The Company’s Proxy Statement/Prospectus filed with the Commission as part of the Company’s Registration Statement of Form S-4, as amended, File No. 333-59418;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2001; and

3.	The description of the Company’s common stock that is contained in the Company’s Registration Statement on Form 8-A, File No. 000-33385, including any amendment or report subsequently filed by the Company for the purpose of updating such description.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interest of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Sections 204 and 317 of the California General Corporation Law authorize the Company to indemnify, subject to the terms and conditions set forth therein, its directors, officers, employees and other agents against expenses, judgments, fines, settlements and other amounts that they may incur in connection with pending, threatened or completed legal actions or proceedings that are based upon their service as directors, officers, employees or other agents of the Company or that are based upon their service as directors, officers, employees or other agents of certain other specified entities, including the Company’s predecessor corporation, Calavo Growers of California. The California General Corporation Law also provides that the Company is entitled to purchase indemnification insurance on behalf of any such director, officer, employee or agent.

     Article VII of the Company’s Bylaws requires the indemnification by the Company of each of its directors to the maximum extent permitted by law. Article VII of the Company’s Bylaws authorizes, but does not require, the Company to indemnify its officers, employees and other agents against the expenses, judgments, fines, settlements and other amounts that are described in the preceding paragraph.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	2001 Stock Option Plan for Directors.

4.2	2001 Stock Purchase Plan for Officers and Employees.

5.1	Opinion of Troy & Gould Professional Corporation with respect to the securities being registered.

23.1	Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of attorney (contained on the signature page hereto).

Item 9. Undertakings.

     1. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on December 17, 2001.

CALAVO GROWERS, INC.

By:	/s/ LECIL E. COLE

Lecil E. Cole Chairman of the Board of Directors, Chief Executive Officer and President

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Lecil E. Cole and Egidio Carbone, Jr., and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on December 17, 2001.

Signature	Title

/s/ LECIL E. COLE
Lecil E. Cole	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)

/s/ EGIDIO CARBONE, JR.
Egidio Carbone, Jr.	Vice President, Finance and Corporate Secretary (Principal Financial and Accounting Officer)

/s/ GEORGE H. BARNES
George H. Barnes	Director

/s/ FRED J. FERRAZZANO
Fred J. Ferrazzano	Director

/s/ JOHN M. HUNT
John M. Hunt	Director

/s/ ROY V. KEENAN
Roy V. Keenan	Director

Signature	Title

/s/ J. LINK LEAVENS J. Link Leavens	Director

/s/ EDWARD P. SMITH Edward P. Smith	Director

/s/ ALVA V. SNIDER Alva V. Snider	Director

/s/ DORCAS H. THILLE Dorcas H. Thille	Director

/s/ SCOTT VAN DER KAR Scott Van Der Kar	Director

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	2001 Stock Option Plan for Directors.

4.2	2001 Stock Purchase Plan for Officers and Employees.

5.1	Opinion of Troy & Gould Professional Corporation with respect to the securities being registered.

23.1	Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of attorney (contained on the signature page hereto).